--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   Winbond Int'l. Corporation                        (Month/Day/Year)      Information Storage Devices, Inc. (ISDI)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)            5/20/98        5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X   10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   No. 4, Creation Rd. III                         Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
Science-Based Industrial Park                                                                                   X Reporting Person
Hsinchu, Taiwan, R.O.C.                                                                                        ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock                                      1,228,000                       I                 Direct and through affiliated
                                                                                                       record owners identified on
                                                                                                       continuation form.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:

                                                                       Winbond Int'l. Corporation
                                                                       Winbond Electronics Corporation
                                                                       Peaceful River Corp.
                                                                       Pigeon Creek Holding  Co., Ltd.

                                                                       By: Ding-Yuan Yang                         May 29, 1998
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          Attorney-in-fact

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)

CONTINUATION OF FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person:

    Winbond Int'l. Corporation
    No. 4, Creation Road III
    Science-Based Industrial Park
    Hsinchu, Taiwan, R.O.C.

2.  Date of Event Requiring Statement:  5/20/98

3.  N/A

4. Issuer Name and Ticker or Trading Symbol: Information Storage Devices, Inc. (ISDI)

5.  Relationship of Reporting Person(s) to Issuer:  10% Owner

6.  N/A

7. Form filed by the reporting person with respect to the following securities owned by Pigeon Creek Holding Co., Ltd.:

                        Amount of Securities
Title of Security        Beneficially Owned         Ownership Form
-----------------       --------------------        --------------
Common Stock                 483,000                    Direct

CONTINUATION OF FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person:

    Winbond Int'l. Corporation
    No. 4, Creation Road III
    Science-Based Industrial Park
    Hsinchu, Taiwan, R.O.C.

2.  Date of Event Requiring Statement:  5/20/98

3.  N/A

4. Issuer Name and Ticker or Trading Symbol: Information Storage Devices, Inc. (ISDI)

5.  Relationship of Reporting Person(s) to Issuer:  10% Owner

6.  N/A

7. Form filed by the reporting person with respect to the following securities held by Peaceful River Corp.:


                        Amount of Securities
Title of Security        Beneficially Owned         Ownership Form
-----------------       --------------------        --------------
Common Stock                 255,000                    Direct

CONTINUATION OF FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person:

    Winbond Int'l. Corporation
    No. 4, Creation Road III
    Hsinchu, Taiwan, R.O.C.

2.  Date of Event Requiring Statement:  5/20/98

3.  N/A

4. Issuer Name and Ticker or Trading Symbol: Information Storage Devices, Inc. (ISDI)

5.  Relationship of Reporting Person(s) to Issuer:  10% Owner

6.  N/A

7. Form filed by the reporting person with respect to the following securities owned by Winbond Int'l Corporation:

                        Amount of Securities
Title of Security        Beneficially Owned         Ownership Form
-----------------       --------------------        --------------
Common Stock                  490,000                   Direct

CONTINUATION OF FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person:

    Winbond Electronics Corporation
    No. 4, Creation Road III
    Science-Based Industrial Park
    Hsinchu, Taiwan, R.O.C.

2.  Date of Event Requiring Statement:  5/20/98

3.  N/A

4. Issuer Name and Ticker or Trading Symbol: Information Storage Devices, Inc. (ISDI)

5.  Relationship of Reporting Person(s) to Issuer:  10% Owner

6.  N/A

7. Form filed by the reporting person with respect to the following securities beneficially owned by Winbond Electronics Corporation:

                        Amount of Securities
Title of Security        Beneficially Owned         Ownership Form
-----------------       --------------------        --------------
Common Stock                 1,228,000                   Indirect

                               POWER OF ATTORNEY
               For Executing Forms 3, 4 and 5 and Schedule 13D

     Know all persons by these presents, that the undersigned hereby constitutes and appoints each of Ding-Yuan Yang and Lee Chen signing singly, as his/her, its true and lawful agent and attorney-in-fact to:

     1. execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the General Rules and Regulations promulgated thereunder (the "Rules");

     2.   execute for and on behalf of the undersigned a Schedule 13D or
          Schedule 13G, and any amendments thereto, in accordance with
          Section 13(d) of the Exchange Act and the Rules;

     3. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 or Schedule 13D or 13G and the timely filing of such forms with the United States Securities and Exchange Commission and any other authority or exchange; and

     4. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 and Section 13 of the Exchange Act and the Rules thereunder.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 28th day of May, 1998.

                                        WINBOND INT'L CORPORATION

                                        By: /s/ Yung Chin
                                            -------------------------------
                                                     (Signature)

                                        Title:   President
                                               ----------------------------

                               POWER OF ATTORNEY
               For Executing Forms 3, 4 and 5 and Schedule 13D

     Know all persons by these presents, that the undersigned hereby constitutes and appoints each of Ding-Yuan Yang and Lee Chen signing singly, as his/her, its true and lawful agent and attorney-in-fact to:

     1. execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the General Rules and Regulations promulgated thereunder (the "Rules");

     2.   execute for and on behalf of the undersigned a Schedule 13D or
          Schedule 13G, and any amendments thereto, in accordance with
          Section 13(d) of the Exchange Act and the Rules;

     3. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 or Schedule 13D or 13G and the timely filing of such forms with the United States Securities and Exchange Commission and any other authority or exchange; and

     4. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 and Section 13 of the Exchange Act and the Rules thereunder.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 29th day of May, 1998.

                                        WINBOND ELECTRONICS CORPORATION

                                        By: /s/ Ding-Yuan Yang
                                            -------------------------------
                                                     (Signature)

                                        Title:   President
                                               ----------------------------

                               POWER OF ATTORNEY
                For Executing Forms 3, 4 and 5 and Schedule 13D

     Know all persons by these presents, that the undersigned hereby constitutes and appoints each of Ding-Yuan Yang and Lee Chen signing singly, as his/her, its true and lawful agent and attorney-in-fact to:

     1. execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the General Rules and Regulations promulgated thereunder (the "Rules");

     2.   execute for and on behalf of the undersigned a Schedule 13D or
          Schedule 13G, and any amendments thereto, in accordance with
          Section 13(d) of the Exchange Act and the Rules;

     3. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 or Schedule 13D or 13G and the timely filing of such forms with the United States Securities and Exchange Commission and any other authority or exchange; and

     4. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 and Section 13 of the Exchange Act and the Rules thereunder.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 29th day of May, 1998.

                                        PEACEFUL RIVER CORP.


                                        By: /s/ Yu-Cheng Chiao
                                            -------------------------------
                                                     (Signature)

                                        Title:   Chairman
                                               ----------------------------

                               POWER OF ATTORNEY
               For Executing Forms 3, 4 and 5 and Schedule 13D

     Know all persons by these presents, that the undersigned hereby constitutes and appoints each of Ding-Yuan Yang and Lee Chen signing singly, as his/her, its true and lawful agent and attorney-in-fact to:

     1. execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the General Rules and Regulations promulgated thereunder (the "Rules");

     2.   execute for and on behalf of the undersigned a Schedule 13D or
          Schedule 13G, and any amendments thereto, in accordance with
          Section 13(d) of the Exchange Act and the Rules;

     3. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 or Schedule 13D or 13G and the timely filing of such forms with the United States Securities and Exchange Commission and any other authority or exchange; and

     4. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 and Section 13 of the Exchange Act and the Rules thereunder.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 29th day of May, 1998.

                                        PIGEON CREEK HOLDING CO., LTD.


                                        By: /s/ Yu-Cheng Chiao
                                            -------------------------------
                                                     (Signature)

                                        Title:   Chairman
                                               ----------------------------